UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2010

Great Lakes Dredge & Dock Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-33225	20-5336063
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2122 York Road

Oak Brook, Illinois 60523

(Address of Principal Executive Offices)

(630) 574-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2010, the Board of Directors (the “Board”) of Great Lakes Dredge & Dock Corporation (the “Company”) voted to elect Mr. Stephen H. Bittel to the Board, effective January 1, 2011, to fill the vacancy on the Board created by the previously announced resignation of Mr. Thomas S. Souleles. Mr. Bittel will serve in the class of directors whose term expires at the Company’s 2012 Annual Meeting of Stockholders. The Board expects to nominate Mr. Bittel to serve on the Company’s Audit Committee.

Mr. Bittel is currently the chairman and founder of Terranova Corporation, a retail property management company.

Mr. Bittel will receive the standard compensation amounts payable to non-employee directors of the Company and members of the Company’s Audit Committee, as described in the Company’s definitive proxy statement filed with the Commission on April 6, 2010. Such compensation consists of an annual retainer of $125,000, payable quarterly in arrears. The retainer is payable 50% in cash and 50% in the Company’s common stock. Members of the Audit Committee receive an additional $1,250 in cash per quarter in arrears for serving on the Audit Committee.

The Company is not aware of any arrangement or understanding between Mr. Bittel and any other person, pursuant to which Mr. Bittel was selected as a director. Neither Mr. Bittel nor any of his immediate family members have been a party to any transaction or currently proposed transaction with the Company that is reportable under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT LAKES DREDGE & DOCK CORPORATION
(registrant)

Date: December 22, 2010	By:	/s/ Bruce J. Biemeck
	Name:	Bruce J. Biemeck
	Title:	President & Chief Financial Officer